EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Brian Hickey (“Hickey”) and Chugach Electric Association, Inc., an Alaska electrical cooperative association headquartered in Anchorage, Alaska (“Chugach” or “Employer”)(Collectively “Parties”).

WITNESSETH:

WHEREAS, Chugach is engaged in the business of production, transmission and distribution of electricity in Alaska;

WHEREAS, Hickey has skills and experience in electric utility management transmission and distribution of electricity; and

WHEREAS, Chugach desires to obtain Hickey’s services as the Chief Operating Officer (“COO”) of its business and Hickey desires to be employed in that position by Chugach;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the Parties hereto agree as follows:

1.Employment.   Chugach hereby employs Hickey as its Chief Operating Officer and Hickey hereby accepts such employment upon the terms and conditions hereinafter set forth. Hickey is an employee of Chugach and not the Board of Directors.

2.Duties.

a.  Hickey shall serve as Chugach’s Chief Operating Officer and shall perform his services as such within the framework of Chugach’s bylaws, policies, procedures and goals.

In such capacity, Hickey’s duties shall include the leadership and development of the Line Operations, Engineering, Technical Services, Dispatch, Generation, Distribution and other business units as determined by the Chugach CEO. Hickey will continue to participate in development activities and relationship building in preparation for future advancement with Chugach.

b.  Hickey shall devote substantially all his business time, attention and energies to the performance of his duties and functions under this Agreement and shall not during the term of his employment hereunder be engaged in any other substantial business activity for gain, profit or other pecuniary advantage.  Hickey shall faithfully, loyally and diligently perform his assigned duties and functions and shall not engage in any activities whatsoever that conflict with his obligations to Chugach during the term of his employment hereunder.  Notwithstanding the foregoing, nothing in the foregoing shall be construed so as to limit or prohibit personal investments by Hickey; provided that such investments shall not amount to a controlling interest in any entity (other than trusts, limited partnerships or other entities adopted by Hickey for estate planning purposes).  Hickey also agrees that he will not participate in any political activity that will or may reflect adversely upon Chugach without obtaining the prior consent of the CEO.

c. Chugach shall furnish Hickey with an office and other facilities at Chugach’s headquarters location and services that are suitable to his position and adequate for the performance of his duties and functions hereunder.

3.  Term of Agreement.  The term of this Agreement shall be for a period of five  (5) years commencing with the date of signing by both parties. Absent notice of termination, this Agreement will automatically renew for one additional one-year period.

4.  Compensation.  Chugach shall pay to Hickey, in consideration of and as compensation for the services agreed to be rendered by Hickey hereunder, the following:

a. Salary.   Chugach shall pay to Hickey an annual salary of Three Hundred Thirty-Two Thousand Dollars ($332,000 US) (the “Base Salary”), payable in regular installments on Chugach’s normal paydays, less any applicable withholdings required by law or any applicable deductions authorized by Hickey.

b. Pay Raises/Incentive Payments.  Pay raises and pay incentive cash payments will be determined by the process applied to Chugach Executives.

5.  Chugach Provided Benefits.  During the term of this Agreement and if available then, Hickey shall be entitled to participate in all group health, pension, 401(k), deferred compensation plans, employer-paid long-term disability insurance and life insurance coverage and other fringe benefit programs maintained by Chugach and provided to its salaried administrative personnel, on the same terms as apply to participation therein by such personnel generally (except as otherwise provided herein).

6.  Holidays, Sick Leave and Annual Leave.Hickey shall be entitled to such holidays, sick leave and annual leave as are provided to Chugach’s salaried administrative personnel generally.

7.  Expenses.  During the term of this Agreement, Chugach shall reimburse Hickey for all reasonable travel, entertainment and other business expenses incurred or paid by Hickey in performing his duties and functions hereunder, subject to Hickey’ accounting for and reporting such expenses pursuant to applicable Chugach policies.

8.  Non-Competition.During the term of this Agreement, during any extension thereof, and for a period of six months after termination of this Agreement, Hickey shall not enter into or participate in any business competitive to the business carried on by Chugach in Southcentral Alaska or at such additional locations, if any, outside Southcentral Alaska at which Chugach conducts business. As used herein, the term “business competitive to the business carried on by Chugach” means any business that

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involves the production, transmission or distribution of electricity, and the words “Southcentral Alaska” mean a business conducted in whole or in part within the boundaries of the Municipality of Anchorage, the Kenai Peninsula Borough, or the Matanuska-Susitna Borough.  The provisions of this Section 8 shall survive the expiration and/or termination of this Agreement.  If a court of competent jurisdiction should declare any or all of this provision unenforceable because of any unreasonable restriction of duration and/or geographical area, then such court shall have the express authority to reform this provision to provide for reasonable restrictions and/or to grant Chugach such other relief, at law or in equity, as is reasonably necessary to protect its interests.

9.  Confidential Information.During the term of this Agreement and at all times thereafter, Hickey will not use for his own advantage or disclose to any unauthorized person any confidential information relating to the business operations or properties of Chugach and any affiliate of Chugach.  Upon the expiration or termination of this Agreement, upon Chugach’s request, Hickey will surrender and deliver to Chugach all documents and information of every kind relating to or connected with Chugach and its affiliates.  As used herein “confidential information” means all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning Chugach and its business and operations, including without limitation, any trade-secrets or know-how, computer software programs in both source code and object code, information regarding any product or service, development, technology, technique, process or methodology, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion or acquisition plans, any operational and management guidelines, any cost, pricing or other financial data or projections, and any other information which is to be treated as confidential because of any duty of confidentiality owed by Chugach to any third party or any other information that Chugach shall, in the ordinary course of its business, possess or use and not release externally without restriction on use or disclosure.  The foregoing confidential information provision shall not apply to information which: (i) is or becomes publicly known through no wrongful act of Hickey, (ii) is rightfully received from any third party without restriction and without breach by Hickey of this Agreement, or (iii) is independently developed by Hickey after the term of his employment hereunder or is independently developed by a competitor of Chugach at any time.  The provisions of this Section 9 shall survive the expiration and/or termination of this Agreement.

10.  Termination.

a. Termination for Cause.  Chugach may terminate Hickey’s employment for “cause” immediately upon written notice to Hickey, provided, however, that Hickey must be given ten (10) days written notice of cause for termination and the opportunity to cure such cause within that time if the CEO in his reasonable discretion determines that (1) the cause for termination is capable of being cured and (2) no similar conduct or failure that was previously cured has occurred.  Such notice shall specify in reasonable detail the acts or omissions that constitute cause for termination.  For purposes of this

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Agreement, “cause” means a business-related reason that is not arbitrary, capricious or illegal and which is based on facts (i) supported by substantial evidence, and (ii) reasonably believed by the CEO to be true.  Examples of “cause” for termination of employment are provided in Chugach Operating Policy 013 dated September 19, 2001, and are incorporated herein by reference to the extent they are consistent with this Agreement, and may also include the following:  willful and repeated failure or refusal to carry out reasonable orders, instructions, or directives of the CEO or Board of Directors; material acts of dishonesty, disloyalty or competition related to the business of Chugach or its relationships with employees, suppliers, contractors, customers or others with whom Chugach does business; refusal or failure to furnish material information concerning Chugach’s affairs as reasonably requested by or under the authority of the CEO or Board of Directors, or falsification or misrepresentation of such information, conviction of a crime constituting fraud, intentional dishonesty, moral turpitude, or other conduct that materially compromises the reputation of the employee or Chugach; or any other act, course of conduct, or omission that has or is reasonably likely to have a material adverse effect on Chugach, its business or financial position, or its goodwill or reputation.

In the event of the involuntary termination of his employment for cause, Hickey shall not be entitled to receive any compensation or benefits hereunder other than (1) his Salary earned through the effective date of Hickey’s termination, (2) accrued, unused annual leave, and (3) vested employee benefits under the terms and conditions of the governing plan documents and policies.  In the event of termination for cause under this Section, Hickey’s obligations under Sections 8 and 9 shall continue under the terms and conditions of this Agreement.

Any grievance by Hickey regarding this Agreement shall be resolved in accordance with the terms of Chugach Operating Policy 004 and the procedure under Policy 004 shall constitute the sale and exclusive remedy for Hickey for any grievance regarding this Agreement.

b. Termination without Cause.  Chugach may terminate Hickey’s employment without cause at any time during the term of this Agreement or any extension thereof.  Upon such termination without cause and provided that the Consideration Requirements (as defined below) are satisfied, Chugach shall pay the following subject to the terms below:

(i) Termination without Cause: a lump sum payment equal to 100% of his annual Base Salary payable within ninety (90) days of the termination of employment;

(ii)  the full cost of any continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1985, as amended, for a period not in excess of 12 months on an after-tax basis and thereafter Hickey shall be charged the full cost of such coverage.  If Hickey becomes reemployed with another employer and is eligible to participate in

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such employer’s health care plan, then Chugach shall not be obligated to pay the cost of any continued coverage after the date of such reemployment for Hickey and any of Hickey’s dependents.

(iii) The amounts described above under (i) and (ii) above shall collectively be referred to as “Severance.”

For purposes of this Agreement, “Consideration Requirements” means all of the following: (i) Hickey executes and returns to Chugach a separation agreement in a form acceptable to Chugach, which shall include a full waiver and release of all claims by Hickey against Chugach, its affiliates, and their officers, directors, employees and agents, (ii) the revocation period for the separation agreement has lapsed without revocation, and (iii) Hickey has not entered into a consulting agreement with Chugach, as contemplated by Section 11.

In the event of a termination without cause under this Section 10(b), Hickey also will be entitled to receive (1) his Salary earned through the effective date of Hickey’s termination, (2) accrued, unused annual leave, and (3) vested employee benefits under the terms and conditions of the governing plan documents and policies. In the event of termination without cause under this Section, Hickey’s obligations under Sections 8 and 9 shall continue under the terms and conditions of those Sections.

c. Voluntary Termination.   Hickey may voluntarily terminate his employment under this Agreement at any time upon sixty (60) days’ prior written notice to Chugach’s CEO, whereupon Chugach’s employment of Hickey shall terminate at the end of the sixty (60) day notice period.  In the event of Hickey’s voluntary termination of employment, he shall not be entitled to receive any compensation or benefits hereunder other than (1) his Salary accrued through the effective date of such termination, (2) accrued, unused annual leave, and (3) vested employee benefits under the terms and conditions of the governing plan documents and policies.  In the event of voluntary termination under this Section, Hickey’s obligations under Sections 8 and 9 shall continue under the terms and conditions of this Agreement.

d. Disability.  Chugach may terminate Hickey’s employment after having established Hickey’s disability, subject to applicable state and/or federal law.  For purposes of this Agreement, “Disability” means a physical or mental disability which impairs Hickey’s ability to substantially perform his duties under this Agreement and which results in Hickey becoming eligible for long-term disability benefits under Chugach’s long-term disability plan (or, if Chugach has no such plan in effect, which impairs Hickey’s ability to substantially perform his duties under this Agreement for a period of 180 consecutive days).  Hickey shall be entitled to the compensation and benefits under the terms and conditions of the governing plan documents or policies provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of Hickey’s Disability during which Hickey is unable to work due to a physical or mental disability, or (ii) any period of Disability which is prior to Hickey’s termination of employment pursuant to this Section.  In the event of

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termination due to disability under this Section, Hickey’s obligations under Sections 8 and 9 shall continue under the terms and conditions of those Sections.

e. Death.  This Agreement shall automatically terminate the day after Hickey’s death if it has not already terminated prior to that date.

f. Miscellaneous.  In the event of any termination or attempted termination hereof:  (i) if multiple events, occurrences or circumstances are asserted as bases for such termination or attempted termination, the event, occurrence or circumstance that is earliest in time, and any termination or attempted termination found to be proper hereunder based thereon, shall take precedence over the others; (ii) no termination of this Agreement shall relieve or release either party from liability hereunder based on any breach of the terms hereof by such party occurring prior to the termination date; and (iii) the terms of this Agreement relevant to performance or satisfaction of any obligation hereunder expressly remaining to be performed or satisfied in whole or in part at the termination date shall continue in force until such full performance or satisfaction has been accomplished and otherwise neither party hereto shall have any other or further remaining obligations to the other party hereunder.

g. No Duty of Mitigation.  In the event of any termination of Hickey’s employment under subsection 10(b), Hickey shall be under no obligation to seek other employment and shall be entitled to all payments or benefits required to be made or provided to Hickey hereunder, without any duty of mitigation of damages and regardless of any other employment obtained by Hickey.

12.Injunctive Relief.  It is agreed that the services of Hickey are unique and that any breach or threatened breach by Hickey of any provision of this Agreement cannot be remedied solely by damages.  Accordingly, in the event of a breach by Hickey of his obligations under this Agreement, Chugach shall be entitled to seek and obtain interim restraints and permanent injunctive relief, restraining Hickey and any business, firm, partnership, individual, corporation or entity participating in such breach or attempted breach.  Nothing herein, however, shall be construed as prohibiting either party from seeking injunctive relief to require resolution of disputes or controversies arising out of or relating to this Agreement.

13.  Indemnification.

a.  Chugach shall indemnify Hickey (as a “protected person”) to the fullest extent permitted by AS 10.25.145 (the terms of which are incorporated herein by this reference) against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, penalties and amounts paid in settlement) reasonably incurred by Hickey in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative in which Hickey is made, or is threatened to be made, a party to or a witness in such action, suit or proceeding by reason of the fact that he is or was an officer or agent of Chugach or of any of Chugach’s controlled affiliates or is or

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was serving as an officer, trustee, agent or fiduciary of any other entity at the request of Chugach (a “Proceeding”).

b. Chugach shall advance to Hickey all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by Chugach of a written request for such advance, accompanied by an itemized list of the actual or anticipated costs and expenses and Hickey’s written undertaking to repay to Chugach on demand the amount of such advance if it shall ultimately be determined that Hickey is not entitled to be indemnified against such costs and expenses.  Hickey shall periodically account to Chugach for all such costs and expenses incurred by Hickey in connection with his defense of the Proceeding.

c.  The indemnification provided to Hickey hereunder is in addition to, and not in lieu of, any additional indemnification to which he may be entitled pursuant to Chugach’s Certificate of Incorporation or Bylaws, any insurance maintained by Chugach from time to time providing coverage to Hickey and other officers and directors of Chugach, or any separate written agreement with Hickey.  The provisions of this Section 13 shall survive any termination of this Agreement.

14.  Amendment and Modification.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements or understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. Notwithstanding the foregoing, nothing in this Agreement supersedes or restricts any of Hickey’s existing obligations to Chugach to protect the confidentiality of information of Chugach and to assign intellectual property rights to it or otherwise protect its intellectual property and/or business interests, which remain in full force and effect. Subject to applicable law and upon the consent of Chugach’s CEO, this Agreement may be amended, modified and supplemented by written agreement of Chugach and Hickey with respect to any of the terms contained herein.

15.  Waiver of Compliance.  Any failure of either party to comply with any obligation, covenant, agreement or condition on its part contained herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing.

16.  Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by registered or certified U.S. Mail, postage prepaid, commercial overnight courier service or transmitted by facsimile and shall be deemed served or delivered to the addressee at the address for such notice specified below when hand delivered, upon confirmation of sending when sent by fax, on the day after being sent when sent by overnight delivery, or five (5) days after having been mailed, certified or registered, with postage prepaid:

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If to Chugach Chugach Electric Association, Inc. P.O. Box 196300 Anchorage, Alaska 99519-6300 Facsimile: (907) 762-4888 Attn: Chief Executive Officer	If to Hickey Brian J. Hickey Mailing: 2449 Glenwood Street Anchorage, AK 99508 Physical same

Or, in the case of either such party, to such substitute address as such party may designate from time to time for purposes of notices to be given to such party hereunder, which substitute address shall be designated as such in a written notice given to the other party addressed as aforesaid.

17.  Assignment.  This Agreement shall inure to the benefit of Hickey and Chugach and be binding upon the successors and general assigns of Employer.  This Agreement shall not be assignable by either party except to the extent set forth in Section 21.

18.  Enforceability.  In the event it is determined that this Agreement is unenforceable in any respect, it is the mutual intent of the parties that it be construed to apply and be enforceable to the maximum extent permitted by applicable law.

19.  Applicable Law.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Alaska without regard to conflicts of laws principles thereof, and shall further be construed and enforced in accordance with the laws applicable to contracts executed, delivered and fully to be performed in the State of Alaska.

20.  Compliance with Section 409A.  The intent of Hickey and Chugach is that all payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), this Agreement be interpreted to be in compliance with Section 409A, and that such payments and benefits not be subject to any tax or interest under Section 409A.  In the event any term or provision of the Agreement would be prohibited by or inconsistent with the requirements of Section 409A, or cause any payments or benefits to be subject to tax or interest under Section 409A, such term or provision will be deemed reformed and modified to the minimum extent reasonably appropriate to conform with Section 409A.  In no event will Chugach or any of its employees or representatives have any liability to Hickey in the event that any payment or benefit provided under this Agreement becomes subject to tax or interest under Section 409A.

21.  Beneficiaries: Executive’s Representative.   Hickey shall be entitled to select (and to change, from time to time, except to the extent prohibited under any applicable law) a beneficiary or beneficiaries to receive any payments, distributions or benefits to be made or distributed hereunder upon or following Hickey’s death.  Any such designation shall be made by written notice to Chugach.  In the event of Hickey’s death or of a

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judicial determination of Hickey’s incompetence, references in this Agreement to Hickey shall be deemed, as appropriate, to refer to his designated beneficiary, to his estate or to his executor or personal representative (“Hickey’s Representative”) solely for the purpose of providing a clear mechanism for the exercise of Hickey’s rights hereunder in the case of Hickey’s death or disability.

22. Jurisdiction.  Any litigation arising out of or involving this Agreement will proceed only in the Third Judicial District, State of Alaska, and venue will be permissible only in Anchorage, Alaska.

23. Acknowledgement of Non-Reliance.   Hickey acknowledges and agrees that he has executed this Agreement freely and voluntarily, and that no representation or promise not expressly contained in the Agreement has been made by Chugach.

24.  Informed Agreement.  All the terms and conditions in this Agreement have been reflected upon without haste.  The undersigned parties acknowledge that neither is at a disadvantage, that each has been advised to seek representation of counsel in the negotiation and signing of this Agreement, that each has had the opportunity to seek legal representation, and that each is signing this Agreement without coercion.

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IN WITNESS WHEREOF, the parties have executed this Agreement, effective January 1, 2019.

CHUGACH ELECTRIC ASSOCIATION, INC.

________________________________________

Name: /s/ Lee D. Thibert__________________
Lee D. Thibert

Title:____________________________________
Chief Executive Officer

BRIAN J. HICKEY

/s/ Brian J. Hickey______________________
Brian J. Hickey

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